UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events.

On December 11, 2012, Net 1 UEPS Technologies, Inc. (“Net 1’) commenced a lawsuit in the South Gauteng High Court in South Africa against AllPay Consolidated Investment Holdings (Pty) Ltd (“AllPay”). In its lawsuit, Net 1 has alleged that AllPay, wrongfully and unlawfully and with the intention of injuring Net 1’s reputation, infringing Net 1’s and its subsidiaries’ goodwill and reducing Net 1’s share price, competed unlawfully with Net 1, by directly or indirectly making false reports and providing false information to members of the South African media which AllPay orchestrated thereby creating the basis for false media reports which alleged or implied that the SASSA tender process was tainted by corruption through bribes by or on behalf of Net 1’s subsidiary, Cash Paymaster Services (“CPS”);

  introducing the media reports and allegations of corruption by or on behalf of Net 1 in connection with the SASSA tender process into the court proceedings in South Africa instituted by AllPay which sought to set aside the award of the tender to CPS;

  causing an unfounded report to be made to the Johannesburg Stock Exchange (“JSE”) regarding disclosure that Net 1 made in relation to the SASSA contract;

  making a report to the U.S. Department of Justice (“DOJ”) bringing to the attention of the DOJ the corruption allegations and the South African media reports and repeating the allegations made in the report to the JSE; and

  falsely seeking to create the impression in media reports and radio interviews that it had been found in the South African court proceedings described above that the tender process was tainted by corruption.

In the lawsuit, Net 1 is seeking damages in the aggregate amount of ZAR 478 million (approximately US$55 million based on the ZAR/US dollar exchange rate on December 11, 2012) plus interest and costs.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: December 11, 2012	By: /s/ Serge Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of
the Board